Exhibit 10.1
CHANGE IN CONTROL COMPENSATION AGREEMENT
BETWEEN
ORIENTAL FINANCIAL GROUP INC.
AND
MARI EVELYN RODRIGUEZ
Agreement made as of the 11th day of July, 2006, by and between Oriental Financial Group Inc., a Puerto Rico corporation and a financial holding company with principal offices in San Juan, Puerto Rico (hereinafter referred to as “OFG”) and Man Evelyn Rodriguez, of legal age, married, business executive and resident of Guaynabo, Puerto Rico (hereinafter referred to as the “Executive Officer”).
WITNESSETH:
WHEREAS, the Executive Officer is presently an Strategic Planning and Marketing Head of OFG;
WHEREAS, it is in the best interest of OFG to promote the retention of the Executive Officer’s services on behalf of OFG by reducing concerns that the Executive Officer may be adversely affected in the event of change in control of OFG as defined herein below;
WHEREAS, OFG and the Executive Officer wish to enter into this Agreement to set forth the terms and conditions for the payment by OFG of certain compensation to the Executive Officer in the event of a termination of Executive Officer’s employment as a result of a change in control of OFG;
NOW, THEREFORE, in consideration of the mutual covenants set forth herein, OFG and the Executive Officer do hereby agree as follows:
1. TERM.
This Agreement shall be in full force and effect so long as the Executive Officer is employed by the Company.
2. TERMINATION OF EMPLOYMENT DUE TO A CHANGE IN CONTROL
A. In the event there is a Change in Control of OFG (as defined herein below) while this Agreement is in effect and as a result thereof or within one (1) year after the Change in Control, the Executive Officer’s employment with OFG is terminated by OFG or its successor in interest, the Executive Officer shall be entitled to the cash payment compensation determined as provided in subparagraph B below.
B. The cash payment compensation shall be in an amount equal to two (2) times the sum of the Executive Officer’s annual base salary at the time the termination of his employment occurs and the last cash bonus paid to the Executive Officer prior to the termination of his employment.
C. The cash payment compensation shall be in lieu of any other payments which the Executive Officer may be entitled to receive by law, contract or otherwise. The cash payment compensation shall be due and payable in a lump sum to the Executive Officer on or before the thirtieth (3Q”) day following the termination of the Executive Officer employment. The receipt of the cash payment compensation shall not affect the rights of Executive Officer to any vested benefits or accrued compensation, including bonuses.
D. For purposes of this Agreement, a “Change in Control of OFG” shall be deemed to have occurred if any Person or persons acting as a group within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the Beneficial Owner (as defined in Rule 13d—3 under the Exchange Act), directly or indirectly, of securities of OFG representing 25% or more of either the then outstanding shares of common stocks of OFG or the combined voting power of OFG’s then outstanding securities and if individuals who on the date hereof are members of OFG’s Board of Directors cease for any reason to constitute at least a majority thereof, unless the appointment election or nomination of each new director who was not a director on the date hereof has been approved by at least two—thirds of the directors in office on the date hereof.
E. For purposes of this Agreement, “Person” shall have the meaning given in Section 3(a) (9) of the Exchange Act, except that such term shall not include (i) OFG or any of its subsidiaries; (ii) an individual who on the date of this Agreement is a director or officer of OFG or any of its subsidiaries, or a beneficial owner of more than ten percent (10%) of OFG’s outstanding securities; (iii) a trustee or other fiduciary holding securities under an employee benefit plan of OFG or any of its subsidiaries; (iv) an underwriter temporarily holding securities pursuant to an offering of such securities; or (v) a corporation or entity owned, directly or indirectly, by the stockholders of OFG in substantially the same proportion as their ownership of stock of OFG on the date of this Agreement.

F. Notwithstanding anything to the contrary herein, any event or transaction which would otherwise constitute a Change in Control of OFG (hereinafter referred to as a “Transaction”) shall not constitute a Change in Control of OFG for purposes of this Agreement if the Executive Officer participates as an acquirer in the Transaction or as an equity investor or stockholder of the acquiring entity or any of its affiliates and thus, the Executive Officer shall not be entitled to receive the benefits provided for in this Agreement.
3. ASSIGNMENT.
This Agreement is personal to each of the parties hereto and neither party may assign or delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party.
4. AMENDMENTS OR ADDITIONS.
No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. The prior approval by a two—thirds affirmative vote of the full Board of Directors of OFG shall be required in order for OFG to authorize any amendments or additions to this Agreement, to give any consent or waivers of provisions of this Agreement, or to take any other action under this Agreement.
5. MISCELLANEOUS.
A. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
B. This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Puerto Rico, except to the extent that such law may be preempted by applicable United States federal law, in which case this Agreement shall be governed and be interpreted by and under United States federal law. Venue for the litigation of any and all maters arising under or in connection with this Agreement shall be laid in the United States District Court for the District of Puerto Rico, at San Juan, in the case of federal jurisdiction, and in the Court of First Instance, Superior Part, the Commonwealth of Puerto Rico in San Juan, in the case of state court jurisdiction.

EXECUTIVE OFFICER	ORIENTAL FINANCIAL GROUP INC.

/s/ Mari Evelyn Rodriguez	/s/ José Rafael Fernández

Mari Evelyn Rodriguez	José Rafael Fernández
President and CEO